Exhibit 12

           INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                 (in thousands)



                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                      --------------------    -----------------
                                      Aug. 31,     Aug. 31,   Aug. 31,  Aug. 31,
                                         1999         1998       1999      1998
-------------------------------------------------------------------------------
Earnings (loss) from
  continuing operations
  before income taxes                 $ 8,210      $ 7,647    $15,569  $(14,481)
Plus: Fixed charges (1)                 6,062        5,849     13,067    11,927
Less: Capitalized interest               (205)         (31)      (329)      (31)
-------------------------------------------------------------------------------
Earnings available to cover
  fixed charges (2)                   $14,067      $13,465    $28,307  $ (2,585)
===============================================================================

Ratio of earnings to fixed charges (2)   2.32         2.30       2.17       N/A
===============================================================================
(1) Fixed charges consisted of the following:


                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                      --------------------    -----------------
                                      Aug. 31,     Aug. 31,   Aug. 31,  Aug. 31,
                                         1999         1998       1999      1998
-------------------------------------------------------------------------------
Interest expense, gross                $3,852       $3,602    $ 8,447   $ 7,435
Rentals (Interest factor)               2,210        2,247      4,620     4,492
-------------------------------------------------------------------------------
  Total fixed charges                  $6,062       $5,849    $13,067   $11,927
===============================================================================

(2) For the six months ended August 31, 1998, earnings were inadequate to cover fixed charges by $14,481. The deficiency was the result of unusual items as described in Note 5 to the consolidated condensed financial statements. Excluding unusual items, the ratio of earnings to fixed charges would have been 1.21 for the six months ended
August 31, 1998.